Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SmartKem, Inc. on the Post-Effective Amendment No. 4 to the Form S-1 on Form S-3 (File No. 333-264182) of our report dated March 27, 2024, with respect to our audit of the consolidated financial statements of SmartKem, Inc. and Subsidiaries as of December 31, 2023 and for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K of SmartKem, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 21, 2024